NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

Dateline:	Fergus Falls, Minnesota
For release:	August 6, 2007	Financial Media
Otter Tail Corporation Announces Strong Second Quarter Earnings and Maintains 2007 Earnings Guidance; Board of Directors Declares Dividend
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended June 30, 2007 with the following highlights:
•	Record quarter revenues of $305.8 million.
•	Record net income of $5.3 million in the manufacturing segment.
•	Consolidated net income from continuing operations of $16.1 million for the second quarter of 2007 compared with $11.1 million for the second quarter of 2006.
•	Diluted earnings per share from continuing operations of $0.53 for the second quarter of 2007 compared with $0.37 for the second quarter of 2006.
Announcements:
•	On August 6, 2007 the Board of Directors declared a quarterly common stock dividend of 29.25 cents per share, payable September 10. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable September 1. Dividends are payable to shareholders of record as of August 15.
•	The corporation reaffirms its 2007 diluted earnings per share guidance from continuing operations to be in the range of $1.60 to $1.80.
“We are pleased with our strong quarterly results, which reflect record second quarter performance for revenues and net income from continuing operations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “All segments, with the exception of plastics, showed earnings improvement over the same quarter a year ago. Although our plastics segment did not exceed the exceptional results from the prior year, this segment continues to perform at levels higher than anticipated. Overall we expect continued solid performance across our companies for 2007 and reaffirm our earnings per share guidance to be within the range of $1.60 to $1.80.”

For the six months ended June 30, 2007 net income from continuing operations increased to $26.5 million compared with $26.0 million for the six months ended June 30, 2006. Diluted earnings per share from continuing operations were $0.88 for the six months ended June 30, 2007 compared with $0.86 for the six months ended June 30, 2006.
Segment Performance Summary
Electric
Electric revenues decreased 4.0% to $70.6 million in the second quarter of 2007 from $73.5 million in the second quarter of 2006 due to a $6.3 million reduction in retail electric revenues and a $2.9 million reduction in wholesale revenues from company-owned generation, offset by increases of $5.1 million in net energy trading and mark-to-market revenues and $1.2 million in other electric revenues. Net income in the electric segment increased for the quarter ended June 30, 2007 to $5.1 million compared with $3.5 million for the quarter ended June 30, 2006.
The main contributor to the decrease in retail revenues was a $9.0 million decrease in Fuel Clause Adjustment (FCA) revenues. The offsetting $2.7 million increase in retail revenues was due to a 2.6% increase in retail kilowatt-hour (kwh) sales resulting from a 22.4% increase in heating degree days and a 9.1% increase in cooling degree days between the quarters. Wholesale electric revenues from company-owned generation were $3.5 million for the quarter ended June 30, 2007 compared with $6.4 million for the quarter ended June 30, 2006. The decrease in wholesale revenues from company-owned generation resulted from a 43.1% decrease in wholesale kwh sales. Fuel costs related to generation used for wholesale sales decreased $1.0 million between the quarters. Net gains from the resale of purchased power combined with net mark-to-market gains on forward energy contracts were $6.6 million for the quarter ended June 30, 2007 compared with $1.5 million for the quarter ended June 30, 2006. In May 2007, the Midwest Independent Transmission System Operator (MISO) issued its interpretation of a March 15, 2007 Federal Energy Regulatory Commission order related to MISO revenue sufficiency guarantee (RSG) charges on virtual supply transactions. As a result of the interpretation, the $1.7 million estimated charge recorded in the first quarter of 2007 related to the RSG charges was revised to zero in the second quarter of 2007. The net gains from energy trading activities included this revision in the second quarter of 2007. Other electric revenues were $5.0 million for the quarter ended June 30, 2007 compared with $3.8 million for the quarter ended June 30, 2006. The increase in other electric revenues was mainly due to an increase in payments for the use of the utility’s transmission facilities by other electric utility companies. Electric operating and maintenance expenses decreased $1.4 million between the quarters mainly as a result of decreases in contracted services and materials and supplies expenses related to a five-week scheduled maintenance shutdown at Coyote Station and a one-week maintenance shutdown of Big Stone Plant, both in the second quarter of 2006.
Plastics
The plastics segment’s revenues and net income were $39.5 million and $3.4 million, respectively, in the quarter ended June 30, 2007 compared with $52.7 million and $5.0 million in the quarter ended June 30, 2006. The decrease in revenues and net income reflects the effect of a decline in sales prices and a decline in pounds of pipe sold between the quarters. The decrease in pipe prices reflects the continuing decline in PVC resin prices.
Manufacturing
The manufacturing segment’s revenues and net income were $104.8 million and $5.3 million, respectively, in the quarter ended June 30, 2007 compared with $81.6 million and $4.2 million in the quarter ended June 30, 2006. DMI Industries, Inc. recorded increases of $14.8 million in revenue and $0.5 million in net income between the quarters as a result of ramped up production levels at Fort Erie compared with initial start-up levels beginning in May 2006. At ShoreMaster, Inc., revenues increased $5.9 million and net income increased $0.7 million between the quarters due to increased production at the Galva Foam location and higher residential sales during the peak selling season. The Aviva Sports product line, acquired by ShoreMaster in February 2007, contributed $1.3 million to the increase in revenues. At BTD Manufacturing, Inc., revenues and net income increased $2.1 million and $0.4 million, respectively, between the quarters as increased volume and productivity efforts have improved results. The acquisition of Pro Engineering in May 2007 contributed $0.9 million to BTD’s revenue increase. At T.O. Plastics, Inc., a $0.3 million increase in revenue was more than offset by increases in material costs and reduced overhead absorption through inventory reductions, resulting in a $0.4 million decrease in net income between the quarters.
Health Services
The health services segment’s revenues and net income were $32.5 million and $0.7 million, respectively, in the quarter ended June 30, 2007 compared with $32.8 million and $0.5 million in the quarter ended June 30, 2006. Revenues from scanning and other related services increased $0.1 million while revenues from equipment sales and servicing decreased $0.5 million between the quarters. Cost of goods sold decreased $1.4 million between the quarters. The decrease in equipment sales revenues and cost of goods sold reflect a change in mix between the quarters to more commission based compensation for sales to customers from traditional dealership distribution of products. The $0.5 million increase in operating expenses is mainly due to higher labor expenses.

Food Ingredient Processing
The food ingredient processing segment recorded revenues of $18.4 million and net income of $1.5 million in the quarter ended June 30, 2007 compared with revenues of $9.8 million and a net loss of $1.4 million in the quarter ended June 30, 2006. The increase in net income was the result of an increase in pounds of product sold combined with an increase in the price per pound of product sold. The cost per pound of product sold decreased between the quarters.
Other Business Operations
Other business operations had revenues of $41.3 million and net income of $43,000 in the quarter ended June 30, 2007 compared with revenues of $30.4 million and a net loss of $0.7 million in the quarter ended June 30, 2006. The $10.9 million increase in revenue was mostly from the corporation’s construction companies related to an increase in construction activity between the quarters. The decrease in net losses was due to a $0.4 million increase in net income from the construction companies. Net losses also decreased as a result of a reduction in corporate insurance costs and claims in the second quarter of 2007 compared with the second quarter of 2006.
2007 Expectations
Otter Tail Corporation anticipates 2007 diluted earnings per share from continuing operations to be in a range from $1.60 to $1.80. Contributing to the earnings guidance for 2007 are the following items:
•	The corporation expects earnings in the range of $19.0 million to $24.0 million in the electric segment in 2007, an increase from prior guidance of $19.0 million to $22.5 million.
•	The corporation expects the plastics segment’s earnings performance to be in the range of $6.0 million to $8.5 million in 2007, an increase from prior guidance of $5.5 million to $8.0 million, because of stronger than expected performance in the first six months of 2007.
•	Continued enhancements in productivity and capacity utilization, strong backlogs and an announced expansion of DMI’s Fort Erie, Ontario facility that will increase production, are expected to result in increased net income in the manufacturing segment in 2007.
•	The corporation expects moderate net income growth in the health services segment in 2007.
•	The corporation expects its food ingredient processing business to generate net income in the range of $2.5 million to $4.5 million in 2007, an increase from prior guidance of $2.0 million to $4.0 million.
•	The other business operations segment is expected to have lower earnings in 2007 compared with 2006 due to an expected return to more normal corporate cost levels. The construction companies are expected to have a strong 2007 given current backlogs.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2007 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.
•	Future operating results of the electric segment will be impacted by the outcome of a rate case to be filed in Minnesota in late 2007.
•	Certain costs currently included in the Fuel Clause Adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case. Further, all, or portions of, gross margins on asset-based wholesale electric sales may become subject to refund through the FCA as a result of a general rate case.
•	Weather conditions can adversely affect the corporation’s operations and revenues.
•	Electric wholesale margins could be further reduced as the MISO market becomes more efficient.
•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.
•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.
•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.
•	The corporation’s electric segment has capitalized $7.25 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of June 30, 2007. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.
•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Federal Production Tax Credit. This tax credit is currently in place through December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.
•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.
•	The corporation’s plan to grow its nonelectric businesses could be limited by state law.
•	Competition is a factor in all of the corporation’s businesses.
•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.
•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.
•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.
•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.
•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.
•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.
•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2007 and 2006 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and six months ended June 30, 2007 and 2006
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-date June 30,
	2007	2006	2007	2006
Operating revenues by segment:
Electric	$70,572	$73,518	$160,552	$156,102
Plastics	39,525	52,685	77,344	90,790
Manufacturing	104,786	81,631	191,011	149,888
Health services	32,452	32,833	65,415	64,909
Food ingredient processing	18,403	9,811	37,898	19,161
Other business operations	41,260	30,379	77,056	58,658
Intersegment eliminations	(1,154)	(953)	(2,311)	(1,797)

Total operating revenues	305,844	279,904	606,965	537,711

Operating expenses:
Fuel and purchase power	25,098	29,120	67,534	62,662
Nonelectric cost of goods sold (excludes depreciation; included below)	176,973	156,363	341,632	288,757
Electric operating and maintenance expense	29,178	30,600	58,579	56,625
Nonelectric operating and maintenance expense	31,377	29,306	62,135	55,554
Depreciation and amortization	12,947	12,379	26,040	24,603

Total operating expenses	275,573	257,768	555,920	488,201

Operating income (loss) by segment:
Electric	10,046	7,351	21,519	24,011
Plastics	6,001	8,507	10,868	16,254
Manufacturing	11,207	8,775	17,145	13,849
Health services	1,471	1,161	3,283	1,944
Food ingredient processing	2,304	(1,618)	3,085	(3,190)
Other business operations	(758)	(2,040)	(4,855)	(3,358)

Total operating income — continuing operations	30,271	22,136	51,045	49,510

Interest charges	5,026	5,100	9,894	9,544
Other income	340	659	613	1,087
Income taxes — continuing operations	9,482	6,558	15,253	15,061

Net income (loss) by segment — continuing operations:
Electric	5,076	3,533	10,998	12,991
Plastics	3,398	5,023	6,226	9,599
Manufacturing	5,335	4,160	7,874	6,405
Health services	708	520	1,656	841
Food ingredient processing	1,543	(1,416)	1,992	(2,426)
Other business operations	43	(683)	(2,235)	(1,418)

Total net income — continuing operations	16,103	11,137	26,511	25,992
Discontinued operations
(Loss) income from discontinued operations net of taxes of $0; ($41); $0 and $28 for the respective periods	—	(79)	—	26
Net gain on disposition of discontinued operations — net of taxes of $0; $224; $0 and $224 for the respective periods	—	336	—	336

Net income from discontinued operations	—	257	—	362

Total net income	16,103	11,394	26,511	26,354
Preferred stock dividend	184	184	368	368

Balance for common:	$15,919	$11,210	$26,143	$25,986

Average number of common shares outstanding—basic	29,685,745	29,392,963	29,594,499	29,359,474
Average number of common shares outstanding—diluted	29,940,868	29,766,040	29,843,953	29,751,718

Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.54	$0.37	$0.88	$0.87
Discontinued operations	$—	$0.01	$—	$0.01

	$0.54	$0.38	$0.88	$0.88

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.53	$0.37	$0.88	$0.86
Discontinued operations	$—	$0.01	$—	$0.01

	$0.53	$0.38	$0.88	$0.87

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	June 30,	December 31,
	2007	2006
Current assets
Cash and cash equivalents	$—	$6,791
Accounts receivable:
Trade—net	163,204	135,011
Other	8,671	10,265
Inventories	98,791	103,002
Deferred income taxes	8,219	8,069
Accrued utility revenues	17,793	23,931
Costs and estimated earnings in excess of billings	41,555	38,384
Other	20,858	9,611
Assets of discontinued operations	—	289

Total current assets	359,091	335,353

Investments and other assets	31,113	29,946
Goodwill—net	99,158	98,110
Other intangibles—net	20,941	20,080

Deferred debits:
Unamortized debt expense and reacquisition premiums	5,824	6,133
Regulatory assets and other deferred debits	46,923	50,419

Total deferred debits	52,747	56,552

Plant
Electric plant in service	940,043	930,689
Nonelectric operations	248,983	239,269

Total	1,189,026	1,169,958
Less accumulated depreciation and amortization	496,841	479,557

Plant—net of accumulated depreciation and amortization	692,185	690,401
Construction work in progress	71,506	28,208

Net plant	763,691	718,609

Total	$1,326,741	$1,258,650

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	June 30,	December 31,
	2007	2006
Current liabilities
Short-term debt	$93,956	$38,900
Current maturities of long-term debt	3,096	3,125
Accounts payable	105,256	120,195
Accrued salaries and wages	23,950	28,653
Accrued federal and state income taxes	14,237	2,383
Other accrued taxes	8,688	11,509
Other accrued liabilities	14,167	10,495
Liabilities of discontinued operations	—	197

Total current liabilities	263,350	215,457

Pensions benefit liability	43,599	44,035
Other postretirement benefits liability	32,990	32,254
Other noncurrent liabilities	22,175	18,866

Deferred credits
Deferred income taxes	112,906	112,740
Deferred investment tax credit	7,612	8,181
Regulatory liabilities	64,155	63,875
Other	997	281

Total deferred credits	185,670	185,077

Capitalization
Long-term debt, net of current maturities	254,140	255,436
Class B stock options of subsidiary	1,255	1,255

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	148,800	147,609
Premium on common shares	105,525	99,223
Retained earnings	253,686	245,005
Accumulated other comprehensive income (loss)	51	(1,067)

Total common equity	508,062	490,770

Total capitalization	778,957	762,961

Total	$1,326,741	$1,258,650